Exhibit 99.1

Contact:	Barclay A. Phillips
SVP, Chief Financial Officer and Treasurer
Novavax, Inc.
240-268-2000

Novavax Completes $100 Million Public Offering of Common Stock

Rockville, MD (September 27, 2013)—Novavax, Inc. (Nasdaq: NVAX) today announced the closing of its previously announced underwritten public offering of 31,846,950 shares of its common stock, including 4,153,950 shares of common stock that were issued upon the exercise in full of the over-allotment option granted to the underwriters.

The shares were sold at the public offering price of $3.14 per share, resulting in total gross proceeds of $100 million dollars. Novavax will receive net proceeds, after deducting underwriting discounts and commissions and offering expenses, of approximately $94.6 million from the offering.

Lazard Capital Markets LLC acted as the sole book-running manager for the offering, with Piper Jaffray & Co. and Wedbush PacGrow Life Sciences acting as co-lead managers and Burrill Securities LLC acting as co-manager.

The shares described above were issued pursuant to a final prospectus supplement and accompanying prospectus. The company filed the final prospectus supplement relating to the offering with the Securities and Exchange Commission (“SEC”) on September 24, 2013, which is available along with the accompanying prospectus filed with the SEC in connection with the company’s shelf registration statement on Form S-3, previously declared effective by the SEC, on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus may be obtained by sending a request to: Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020, or via telephone at 800-542-0970.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating vaccines and vaccine adjuvants to address a broad range of infectious diseases worldwide. Using innovative proprietary recombinant protein nanoparticle technology, the company produces vaccine candidates to efficiently and effectively respond to both known and newly emergent diseases.

Forward-Looking Statements

Statements contained in this release, including those relating to the closing of the offering, and those statements using words such as “expects” and “intends” are forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: our ability to successfully complete the offering on terms and conditions satisfactory to us; the possible adverse impact on the market price of our shares of common stock due to the dilutive effect of the securities to be sold in the offering; capital market risks; our ability to raise additional capital when needed; and other risk factors identified from time to time in the reports we file with Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, which are available at www.sec.gov. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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